Exhibit 99.1

COMPANY CONTACTS:

Kenneth H. Traub

President and Chief Executive Officer

Tel. (609) 632-0800

KTRAUB@ABNH.COM

Mark J. Bonney

Executive Vice President and Chief Financial Officer

Tel. (609) 632-0800

MBONNEY@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
SECOND QUARTER FINANCIAL RESULTS

Robbinsville, NJ - August 15, 2005 – American Bank Note Holographics, Inc.  (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the second quarter and six months ended June 30, 2005.

Sales in the second quarter of 2005 were $6.9 million, compared with $4.9 million in the second quarter of 2004, an increase of $2.0 million or 40%.  Sales for the first six months of 2005 totaled $13.3 million, compared with $9.9 million for the first six months of 2004, an increase of $3.4 million or 33%.

Net income for the second quarter of 2005 was $0.5 million, or $0.02 per share, compared with net income of $0.3 million, or $0.02 per share, for the second quarter of 2004.  Net income for the first six months of 2005 was $1.1 million, or $0.06 per share, compared with net income of $0.7 million, or $0.04 per share for the first six months of 2004.

Kenneth H. Traub, President and CEO of ABNH, commented, “We are pleased to report another strong quarter in which sales and profits increased due to the commencement of significant new security programs as well as the expansion of existing relationships.  We are gratified that our HoloMag product is receiving broad acceptance in the transaction card market as a significant enhancement to card security and design.  We are working closely with major card brands, banks and card manufacturers on the worldwide implementation of HoloMag. We also continued to successfully implement programs in the identity document and product authentication markets.  During the second quarter, we moved much of our operation into our new facility in Robbinsville, NJ and we expect to have the move complete by the end of the current quarter.  We are also pleased that we have been able to retain the key people from both facilities while we have significantly strengthened our organization with experienced and talented professionals in every function.”

Mark J. Bonney, Executive Vice President and CFO of the Company noted, “I am delighted to have joined the management team of ABNH during this exciting time for the Company.  The strong financial performance this year is noteworthy in light of the inevitable short-term distraction and expense associated with the Company’s move, consolidation and modernization.   In addition to those costs which are accounted for in the ‘Facility consolidation’  line item, the three and six month periods ended June 30, 2005 also included certain expenses such as duplicative rent that are included in cost of goods sold and selling and administrative expenses.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.    The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

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ABNH Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH website at www.abnh.com.

-Financial Tables to Follow-

ABNH REPORTS SECOND QUARTER FINANCIAL RESULTS/3

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,605	$11,357
Short-term investments	—	1,989
Accounts receivable, net of allowance for doubtful accounts of $190 and $180	4,411	3,889
Inventories	5,613	3,394
Deferred income taxes	1,042	983
Prepaid expenses	168	317
Total current assets	22,839	21,929
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $10,460 and $10,062	5,609	3,172
Other assets	99	110

Total Assets	$28,547	$25,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,282	$1,519
Accrued expenses	2,478	2,065
Deferred revenue	136	—
Customer advances	110	69
Income taxes payable	858	1,058
Total current liabilities	6,864	4,711
Other long-term liabilities	1,160	1,186
Total liabilities	8,024	5,897

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,591,969 shares and 18,515,907 shares	186	185
Additional paid-in capital	24,206	24,058
Accumulated deficit	(3,869)	(4,929)
Total Stockholders’ Equity	20,523	19,314

Total Liabilities and Stockholders’ Equity	$28,547	$25,211

ABNH REPORTS SECOND QUARTER FINANCIAL RESULTS/4

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Sales	$6,857	$4,907	$13,257	$9,941
Royalty income	—	3	10	13
	6,857	4,910	13,267	9,954
Costs and expenses:
Cost of goods sold	3,161	2,260	5,960	4,530
Selling and administrative	2,213	1,751	4,131	3,434
Research and development	308	365	581	648
Depreciation and amortization	277	164	628	324
Facility consolidation	215	—	322	—
	6,174	4,540	11,622	8,936

Operating income	683	370	1,645	1,018

Other income:
Interest income	68	25	122	48
Patent agreement	—	178	—	178
	68	203	122	226

Income before provision for income taxes	751	573	1,767	1,244
Provision for income taxes	301	229	707	498

Net income	$450	$344	$1,060	$746

Net income per share:
Basic and diluted	$0.02	$0.02	$0.06	$0.04